The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Securities, until the preliminary pricing supplement, the accompanying product supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Securities, and we are not soliciting offers to buy these Securities, in any State where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT
dated February 8, 2016
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-204908
(To Prospectus dated June 12, 2015
and Product Supplement
dated February 8, 2016)

$[•] UBS AG FI Enhanced Europe 50 ETN due February 12, 2026

The UBS AG FI Enhanced Europe 50 ETN due February 12, 2026 (the “Securities”) are a series of FI Enhanced ETNs linked to the STOXX Europe 50® USD (Gross Return) Index (the “Index”). The Securities are senior unsecured debt securities issued by UBS AG (UBS). The Securities are designed to provide a two times leveraged long exposure to the performance of the Index compounded on a quarterly basis, reduced by the Accrued Fees (as defined in the accompanying product supplement). Because the Securities are two times leveraged with respect to the Index, the Securities may benefit from two times any positive, but will be exposed to two times any negative, quarterly compounded performance of the Index. The return on the Securities, however, can, and most likely will, differ significantly from two times the return on a direct investment in the Index. The Securities are very sensitive to changes in the performance of the Index, and returns on the Securities may be negatively impacted in complex ways by volatility of the Index on a quarterly basis.

The Securities should be purchased only by knowledgeable investors who understand the potential consequences of investing in the Index and of seeking quarterly compounding leveraged investment results. Investors should actively and frequently monitor their investment in the Securities.

You will receive a cash payment at maturity, acceleration or upon exercise by UBS of its call right based on the quarterly compounded leveraged performance of the Index less the Accrued Fees, calculated as described in the accompanying product supplement. Payments upon early redemption are calculated in the same manner except that a Redemption Fee (as defined in accompanying product supplement) will be deducted. You will not receive any interest payments or coupon payments during the term of the Securities. In particular, you will not receive any periodic payments based on dividends on the Index Constituent Securities (as defined in the accompanying product supplement); however, because the Securities are linked to a “total return” index, dividends on the Index Constituent Securities are reflected in the level of the Index.

Payment at maturity, early redemption, acceleration or upon exercise by UBS of its call right will be subject to the creditworthiness of UBS. In addition, the actual and perceived creditworthiness of UBS will affect the interim market value, if any, of the Securities.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT AT MATURITY, EARLY REDEMPTION, ACCELERATION OR UPON EXERCISE BY UBS OF ITS CALL RIGHT IF THE QUARTERLY COMPOUNDED LEVERAGED RETURN OF THE INDEX IS NOT SUFFICIENT TO OFFSET THE NEGATIVE EFFECT OF THE ACCRUED FEES AND THE REDEMPTION FEE AND/OR THE LOSS REBALANCING FEE, IF APPLICABLE. YOU WILL NOT RECEIVE ANY INTEREST PAYMENTS OR COUPON PAYMENTS DURING THE TERM OF THE SECURITIES. WE URGE YOU TO READ “RISK FACTORS” BEGINNING ON PAGE S-1 OF THIS PRELIMINARY PRICING SUPPLEMENT AND ON PAGE S-19 OF THE ACCOMPANYING PRODUCT SUPPLEMENT FOR A FURTHER DISCUSSION OF THESE RISKS.

The general terms of the FI Enhanced ETNs are described in the accompanying product supplement under the heading “General Terms of the Securities”, beginning on page S-35 of the product supplement. These general terms include, among others, the manner in which any payments on the Securities will be calculated, such as the payment at maturity, the Redemption Amount, the Call Settlement Amount or the Acceleration Amount, as applicable. These general terms are supplemented and/or modified by the specific terms of the Securities listed below. If there is any inconsistency between the terms described in the accompanying product supplement and the accompanying prospectus, and those described in this preliminary pricing supplement, the terms described in this preliminary pricing supplement will be controlling. Capitalized terms used herein but not otherwise defined have the meanings specified in the accompanying product supplement.

The principal terms of the Securities are as follows:

Issuer:	UBS AG, London Branch
Initial Trade Date:	Expected to be February 12, 2016
Initial Settlement Date:	Expected to be February 18, 2016
Term:	10 years, subject to your right to receive payment for your Securities upon redemption, acceleration upon minimum indicative value or exercise by UBS of its call right, each as described in the accompanying product supplement.
Denomination/Principal Amount:	$100.00 per Security
Maturity Date:	Expected to be February 12, 2026, subject to adjustment
Underlying Index:	The return on the Securities is linked to the STOXX Europe 50® USD (Gross Return) Index. The level of the Index reflects both the price performance of the Index Constituent Securities and the reinvestment of dividends on the Index Constituent Securities. For a detailed description of the Index and its methodology, see “STOXX Europe 50® USD (Gross Return) Index” beginning on page PS-11. The level of the Underlying Index is published approximately every 15 seconds from 3:00 a.m. to 12:00 p.m., New York City time, and a daily Index Closing Level is published at approximately 12:00 p.m., New York City time, on each Trading Day.

See “Risk Factors” beginning on page PS-1 of this preliminary pricing supplement and on page S-19 of the accompanying product supplement for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this preliminary pricing supplement, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

UBS Investment Bank	(cover continued on next page)

Annual Tracking Rate:	0.95% per annum
Financing Spread:	1.00% per annum
Loss Rebalancing Fee:	Upon each occurrence of a Loss Rebalancing Event, you will incur a 0.05% reduction in the LR Current Principal Amount of Your Securities and may also have a further reduction due to a breakage computation. See “General Terms of the Securities — Loss Rebalancing Event Upon Large Decreases in the Indicative Value” on page S-44 of the accompanying product supplement for the definition of the Loss Rebalancing Fee and all other defined pertaining to the Loss Rebalancing Event.
First Redemption Date:	February 25, 2016 for Regular Redemptions, March 2, 2016 for Large Redemptions
Final Redemption Date:	February 9, 2026
First Call Date:	The first date that UBS may exercise its Call Right is February 21, 2017

Quarterly Initial Closing Level for the Initial Calendar Quarter:	[•], the Index Closing Level (as defined in the accompanying product supplement) on the Initial Trade Date.
Quarterly Reset Dates:	For each calendar quarter, the Quarterly Reset Date is the first Trading Day of that quarter beginning on April 1, 2016 and ending on January 2, 2026, subject to adjustment.
Quarterly Valuation Dates:	For each Quarterly Reset Date, the Quarterly Valuation Date is the last Trading Day of the previous calendar quarter, beginning on March 31, 2016 and ending on December 31, 2025, subject to adjustment.
Floor Level:	The “Floor Level” is equal to $20.00 (subject to adjustment as described under “Valuation of the Index and the Securities — Split or Reverse Split of the Securities” in the accompanying product supplement).
Index Sponsor:	STOXX Limited (“STOXX”), a company owned by Deutsche Börse AG.
Listing:	The Securities have been approved for listing, subject to official notice of issuance, on NYSE Arca under the symbol “FIEE.”
Calculation Date:	February 3, 2026, unless that day is not a Trading Day, in which case the Calculation Date will be the next Trading Day, subject to adjustment.
Index Symbol:	SX5PGV (NYSE and Bloomberg)
Intraday Indicative Value Symbol:	FIEEIV (Bloomberg)
CUSIP No.:	90274D234
ISIN No.:	US90274D2348

On the Initial Trade Date, we expect to sell approximately $[•] aggregate Principal Amount of Securities to UBS Securities LLC at 100.00% of their stated Principal Amount. After the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100.00% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Accrued Tracking Fee. Please see “Supplemental Plan of Distribution” on page PS-17 for more information.

We may use this preliminary pricing supplement, the accompanying product supplement and the accompanying prospectus in the initial sale of the Securities. In addition, UBS Securities LLC or another of our affiliates may use this preliminary pricing supplement, the accompanying product supplement and the accompanying prospectus in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this preliminary pricing supplement, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

PS-ii

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this preliminary pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling 203 719 7777.

You may access these documents on the SEC website at www.sec.gov as follows:

Prospectus dated June 12, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515222010/d935416d424b3.htm

Product Supplement dated February 8, 2016:

http://www.sec.gov/Archives/edgar/data/1114446/000091412116000788/ub33986540-424b2_az5pgv.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated June 12, 2015, and references to the “accompanying product supplement” mean the UBS product supplement “UBS AG FI Enhanced ETN,” dated February 8, 2016.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the Securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

PS-iii

Risk Factors

Your investment in the Securities will involve significant risks. The Securities are not secured debt and are significantly riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Securities is linked to the performance of the Index. The Securities are two times leveraged with respect to the Index and, as a result, may benefit from two times any positive, but will be exposed to two times any negative, quarterly performance of the Index. As described in more detail below, the trading price of the Securities may vary considerably before the Maturity Date, due to, among other things, fluctuations in the markets to which the Index Constituent Securities are tied and events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the Index Constituent Securities or in the Index itself.

As more fully described in the accompanying product supplement, investing in the Securities, a series of FI Enhanced ETNs, involves significant risks. In addition to the risks relating to the Index, the structure of the Securities involves the risk of loss of your entire investment, leverage risk, correlation and compounding risk and market risk, among other complex risks. In addition, you will not receive any interest payments or coupon payments during the term of your Securities. As a result, the Securities may not be a suitable investment for some investors. We urge you to read the more detailed explanation of these risks described under “Risk Factors” in the accompanying product supplement, together with “Considerations Relating to Indexed Securities” in the accompanying prospectus and the other information in this preliminary pricing supplement, the accompanying product supplement and the accompanying prospectus, before investing in the Securities.

You will not receive interest payments or coupon payments on the Securities and there is no guarantee that you will receive your initial investment back or any return on the Securities.

You will not receive any periodic interest payments, coupon payments or other cash distributions on the Securities. While the dividends paid on the Index Constituent Securities are reflected in the level of the Index, you will not receive any periodic interest or coupon payments based on such dividends. No payments will be made on your notes prior to the Maturity Date, Call Settlement Date, Redemption Date or Acceleration Settlement Date, as applicable. Further, as described in the accompanying product supplement, there is no guarantee that you will receive at maturity, early redemption, acceleration or upon exercise by UBS of its call right, your initial investment back or any return on that investment. We urge you to read the more detailed explanation of the structure of the Securities and the risks associated with the Securities under “Risk Factors” in the accompanying product supplement.

Risks of investing in equity securities.

The Index is comprised of equity securities. Common stock holds the lowest priority in the capital structure of a company, and therefore takes the largest share of the company’s risk and its accompanying volatility. An adverse event, such as an unfavorable earnings report, may depress the value of a particular common stock. In addition, the level of the Index can rise or fall sharply due to general market factors, such as market volatility, interest rate levels, exchange rates and economic and political conditions. Decreases in the prices of the Index Constituent Securities will result in a decrease in the Index level and, therefore, may have an adverse effect on the market value of the Securities.

In addition, common stock does not assure dividend payments, and common stockholders may receive dividends only after the company has provided for payment to its creditors, bondholders and preferred stockholders. Dividends are paid only when declared by an Index Constituent’s board of directors, and the amount of any dividend may vary over time.

PS-1

Risk Factors

Credit risk of UBS

The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments at maturity, early redemption, acceleration or upon exercise by UBS of its call right, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

Risks associated with non-U.S. securities markets

The Index Constituent Securities are equity securities of non-U.S. companies. Investments in securities linked to the values of such Index Constituent Securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally, non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The Index Constituent Securities are equity securities of non-U.S. companies whose hours of trading may not conform to the hours during which the Securities are traded

To the extent that U.S. markets are closed while the international markets in which the Index Constituent Securities trade remain open, significant movements may take place in the levels, values or prices of the Index or the Index Constituent Securities that will not be reflected immediately in the price of the Securities. Similarly, to the extent that the trading market for the Securities, if any, is open during periods when the primary markets for the Index Constituent Securities are closed, the intraday indicative value and closing indicative value will be based on the last reported Index Closing Level and the absence of last-sale or similar information and the limited availability of quotations will make it difficult for many investors to obtain timely, accurate data about the state of the market for the Index and Index Constituent Securities. Any periods in which trading markets for the Index, Index Constituent Securities and Securities are not open may have an adverse effect on liquidity for the Securities and related bid-ask spreads.

Currency exchange risk

Because the prices of the Index Constituent Securities are converted into U.S. dollars for the purposes of calculating the value of the Index, the holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such Index Constituent Securities trade. An investor’s net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of such Index Constituent Securities denominated in each such currency. If, taking into account such weighting, the U.S. dollar strengthens against such currencies, the value of the Index will be adversely affected and the payment at maturity, early redemption, acceleration or upon exercise by UBS of its call right of the Securities may be reduced.

Changes in the volatility of exchange rates, and the correlation between those rates and the value of the Index are likely to affect the market value of the Securities

The exchange rate between the U.S. dollar and each of the currencies in which the Index Constituent Securities are denominated refers to a foreign exchange spot rate that measures the relative values of two currencies — the

PS-2

Risk Factors

particular currency in which an Index Constituent Security is denominated and the U.S. dollar. This exchange rate reflects the amount of the particular currency in which such Index Constituent Security is denominated that can be purchased for one U.S. dollar and thus increases when the U.S. dollar appreciates relative to the particular currency in which such Index Constituent Security is denominated. The volatility of the exchange rate between the U.S. dollar and each of the currencies in which the Index Constituent Securities are denominated refers to the size and frequency of changes in that exchange rate.

Because the Index is calculated, in part, by converting the closing prices of such Index Constituent Securities into U.S. dollars, the volatility of the exchange rate between the U.S. dollar and each of the currencies in which such Index Constituent Securities are denominated could affect the market value of the Securities and the payment you receive at maturity, early redemption, acceleration or upon exercise by UBS of its call right. The correlation of the exchange rate between the U.S. dollar and each of the currencies in which such Index Constituent Securities are denominated and the value of the Index refers to the relationship between the percentage changes in that exchange rate and the percentage changes in the value of the Index. The direction of the correlation (whether positive or negative) and the extent of the correlation between the percentage changes in the exchange rate between the U.S. dollar and each of the currencies in which such Index Constituent Securities are denominated and the percentage changes in the value of the Index could affect the value of your Securities and the payment you receive at maturity or upon redemption or an automatic termination event.

Any change in the dividends paid by or the dividend policies of the Index Constituent Securities may have an adverse impact on the performance of the Index, and therefore the market value of the Securities.

The Index is a total return index, which means that the level of the Index reflects both the price performance of the Index Constituent Securities, as well as the reinvestment of dividends paid on the Index Constituent Securities. As a result, any change in the amount of dividends paid on the Index Constituent Securities may have an adverse impact on the level of the Index, and therefore on the market value of the Securities. The issuers of the Index Constituent Securities may decide at any time to alter its dividend policies, including by ceasing to pay dividends entirely, and have no obligation to consider the interests of holders of the Securities when making such decisions.

UBS and its affiliates have no affiliation with the Index Sponsor and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation or publication of the Index, or if the Index Sponsor terminates our right to use the Index, it may become difficult to determine the market value of the Securities and the payment at maturity, early redemption, acceleration or upon exercise by UBS of its call right. The Calculation Agent may designate a successor index. If the Calculation Agent determines that no successor index comparable to the Index exists, the payment you receive at maturity, early redemption, acceleration or upon exercise by UBS of its call right will be determined by the Calculation Agent, as described under “General Terms of the Securities — Discontinuance of or Adjustments to the Relevant Index; Alteration of Method of Calculation” and “ — Calculation Agent” in the accompanying product supplement. The Index Sponsor is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification. UBS has not conducted any independent review or due diligence of the Index or the Index Sponsor, including the publicly available information with respect to the Index Sponsor or the Index. You, as an investor in the Securities, should make your own independent investigation into the Index Sponsor and the Index.

PS-3

Risk Factors

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service (“IRS”) regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this preliminary pricing supplement. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences”. You should consult your tax advisor about your own tax situation.

It is possible, for instance, that the IRS could possibly assert that you should be required to take into account dividends paid on the Index Constituent Securities during the time you hold your Securities as ordinary income, either when such dividends are paid or upon the sale, exchange, redemption or maturity of your Securities, even if you are not treated as if you owned the Index Constituent Securities. In addition, the IRS could potentially assert that you should be required to treat amounts attributable to the Accrued Fees, Redemption Fee, and Loss Rebalancing Fees, if any, as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Securities.

The IRS released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis, whether gain or loss recognized upon the sale or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. We intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” unless and until such time as there is a change in law or the Treasury Department or IRS determines that some other treatment is more appropriate.

PS-4

Hypothetical Examples

The following four examples illustrate how the Securities would perform at maturity, early redemption or upon exercise by UBS of its call right, in hypothetical circumstances. We have included an example in which the Index Closing Level increases at a constant rate of 3.00% per quarter for twenty quarters (Example 1), as well as an example in which the Index Closing Level decreases at a constant rate of 3.00% per quarter for twenty quarters (Example 2). In addition, Example 3 shows the Index Closing Level increasing by 3.00% per quarter for the first ten quarters and then decreasing by 3.00% per quarter for the next 10 quarters, whereas Example 4 shows the reverse scenario of the Index Closing Level decreasing by 3.00% per quarter for the first ten quarters, and then increasing by 3.00% per quarter for the next ten quarters. For ease of analysis and presentation, the following four examples assume that the term of the Securities is twenty quarters, the last Trading Day of the Call Measurement Period, or the Redemption Valuation Date, occurs on the quarter end and (i) that no acceleration upon minimum indicative value has occurred, (ii) that no Loss Rebalancing Event has occurred and (iii) that there was no Large Redemption request made during the term of the Securities.

The following assumptions are used in each of the four examples:

†	the initial level for the Index is 1000;
†	the rate used to compute the Redemption Fee (as defined in the accompanying product supplement) is 0.125%;
†	the Financing Rate (the Financing Spread plus three month LIBOR, as defined in the accompanying product supplement) is 1.60%;
†	the Current Principal Amount (as defined in the accompanying product supplement) on the first day is $100.00; and
†	the Annual Tracking Rate is 0.95%.

The examples highlight the effect of two times leverage and quarterly compounding, and the impact of the Accrued Fees (as defined in the accompanying product supplement) on the payment at maturity, early redemption, or upon exercise by UBS of its call right, under different circumstances. The assumed Financing Rate is not an indication of the Financing Rate throughout the term of the Securities. The Financing Rate will change during the term of the Securities, which will affect the performance of the Securities.

Because the Accrued Fees take into account the quarterly performance of the Index, as measured by the Index Closing Level, the absolute level of the Accrued Fees are dependent on the path taken by the Index Closing Level to arrive at its ending level. The figures in these examples have been rounded for convenience. The Current Principal Amount figures for quarter twenty are as of the end of the hypothetical Final Measurement Period, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

PS-5

Hypothetical Examples

Example 1

Quarter End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Quarter**	Current Indicative Value	Accrued Tracking Fee for the Applicable Quarter***	Accrued Fees for the Applicable Quarter	Current Principal Amount #^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Valuation Level - Quarterly Initial Closing Level)/ Quarterly Initial Closing Level)	(1+(2 x C))	(Previous Current Principal Amount × Financing Rate × Act/360)	(Previous Current Principal Amount × D)*	(Annual Tracking Rate × (the average of F and the Current Indicative Value for the prior Quarter) × Act/365)	(E + G)	((Previous Current Principal Amount × D) - H)	(I - Redemption Fee)
1	1030.00	0.0300	1.060	$0.4000	$106.00	$0.2413	$0.6413	$105.3587	$105.2191
2	1060.90	0.0300	1.060	$0.4214	$111.68	$0.2550	$0.6764	$111.0039	$110.8568
3	1092.73	0.0300	1.060	$0.4440	$117.66	$0.2686	$0.7126	$116.9521	$116.7971
4	1125.51	0.0300	1.060	$0.4678	$123.97	$0.2830	$0.7508	$123.2180	$123.0547
5	1159.27	0.0300	1.060	$0.4929	$130.61	$0.2982	$0.7910	$129.8189	$129.6469
6	1194.05	0.0300	1.060	$0.5193	$137.61	$0.3141	$0.8334	$136.7750	$136.5938
7	1229.87	0.0300	1.060	$0.5471	$144.98	$0.3310	$0.8781	$144.1031	$143.9121
8	1266.77	0.0300	1.060	$0.5764	$152.75	$0.3487	$0.9251	$151.8251	$151.6239
9	1304.77	0.0300	1.060	$0.6073	$160.93	$0.3674	$0.9747	$159.9591	$159.7472
10	1343.92	0.0300	1.060	$0.6398	$169.56	$0.3871	$1.0269	$168.5314	$168.3081
11	1384.23	0.0300	1.060	$0.6741	$178.64	$0.4078	$1.0819	$177.5595	$177.3242
12	1425.76	0.0300	1.060	$0.7102	$188.21	$0.4297	$1.1399	$187.0739	$186.8260
13	1468.53	0.0300	1.060	$0.7483	$198.30	$0.4527	$1.2010	$197.0966	$196.8355
14	1512.59	0.0300	1.060	$0.7884	$208.92	$0.4770	$1.2653	$207.6582	$207.3830
15	1557.97	0.0300	1.060	$0.8306	$220.12	$0.5025	$1.3331	$218.7852	$218.4953
16	1604.71	0.0300	1.060	$0.8751	$231.91	$0.5294	$1.4046	$230.5080	$230.2025
17	1652.85	0.0300	1.060	$0.9220	$244.34	$0.5578	$1.4798	$242.8582	$242.5364
18	1702.43	0.0300	1.060	$0.9714	$257.43	$0.5877	$1.5591	$255.8690	$255.5300
19	1753.51	0.0300	1.060	$1.0235	$271.22	$0.6192	$1.6426	$269.5806	$269.2234
20	1806.11	0.0300	1.060	$1.0783	$285.75	$0.6523	$1.7307	$284.0232	$283.6468

Cumulative Index Return:	80.61%
Return on Securities (assumes no early redemption):	184.02%

*	The Index Closing Level is also: (i) the Quarterly Initial Closing Level for the following quarter; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the payment at maturity.
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations).
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations). The actual Accrued Tracking Fee will be computed using the daily values of the Current Indicative Values for the immediately preceding Trading Day for each day in the applicable quarter. However for simplification the computations above assume the Current Indicative Value is the average of the Current Indicative Values as of the last Trading Day in the current and immediately prior quarter.
****	Previous Current Principal Amount is also the Financing Level.
#	This is also the Call Settlement Amount.
^	For the final quarter, this is also the payment at maturity.
PS-6

Hypothetical Examples

Example 2

Quarter End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Quarter**	Current Indicative Value	Accrued Tracking Fee for the Applicable Quarter***	Accrued Fees for the Applicable Quarter	Current Principal Amount #^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Valuation Level - Quarterly Initial Closing Level)/Quarterly Initial Closing Level)	(1 +(2 × C))	(Previous Current Principal Amount × Financing Rate × Act/360)	(Previous Current Principal Amount × D)*	(Annual Tracking Rate × (the average of F and the Current Indicative Value for the prior Quarter) × Act/365)	(E + G)	((Previous Current Principal Amount × D) - H)	(I - Redemption Fee)
1	970.00	-0.0300	0.940	$0.4000	$94.00	$0.2272	$0.6272	$93.3728	$93.2631
2	940.90	-0.0300	0.940	$0.3735	$87.77	$0.2129	$0.5864	$87.1840	$87.0816
3	912.67	-0.0300	0.940	$0.3487	$81.95	$0.1988	$0.5475	$81.4049	$81.3093
4	885.29	-0.0300	0.940	$0.3256	$76.52	$0.1856	$0.5112	$76.0094	$75.9201
5	858.73	-0.0300	0.940	$0.3040	$71.45	$0.1733	$0.4773	$70.9713	$70.8879
6	832.97	-0.0300	0.940	$0.2839	$66.71	$0.1618	$0.4457	$66.2676	$66.1897
7	807.98	-0.0300	0.940	$0.2651	$62.29	$0.1511	$0.4162	$61.8752	$61.8025
8	783.74	-0.0300	0.940	$0.2475	$58.16	$0.1411	$0.3886	$57.7741	$57.7062
9	760.23	-0.0300	0.940	$0.2311	$54.31	$0.1317	$0.3628	$53.9451	$53.8817
10	737.42	-0.0300	0.940	$0.2158	$50.71	$0.1230	$0.3388	$50.3692	$50.3100
11	715.30	-0.0300	0.940	$0.2015	$47.35	$0.1148	$0.3163	$47.0311	$46.9758
12	693.84	-0.0300	0.940	$0.1881	$44.21	$0.1072	$0.2954	$43.9137	$43.8621
13	673.03	-0.0300	0.940	$0.1757	$41.28	$0.1001	$0.2758	$41.0038	$40.9556
14	652.84	-0.0300	0.940	$0.1640	$38.54	$0.0935	$0.2575	$38.2861	$38.2412
15	633.25	-0.0300	0.940	$0.1531	$35.99	$0.0873	$0.2404	$35.7480	$35.7060
16	614.25	-0.0300	0.940	$0.1430	$33.60	$0.0815	$0.2245	$33.3783	$33.3391
17	595.83	-0.0300	0.940	$0.1335	$31.38	$0.0761	$0.2096	$31.1668	$31.1302
18	577.95	-0.0300	0.940	$0.1247	$29.30	$0.0711	$0.1957	$29.1005	$29.0663
19	560.61	-0.0300	0.940	$0.1164	$27.35	$0.0664	$0.1828	$27.1716	$27.1397
20	543.79	-0.0300	0.940	$0.1087	$25.54	$0.0620	$0.1706	$25.3705	$25.3407

Cumulative Index Return:	-45.62%
Return on Securities (assumes no early redemption):	-74.63%

*	The Index Closing Level is also: (i) the Quarterly Initial Closing Level for the following quarter; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the payment at maturity.
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations).
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations). The actual Accrued Tracking Fee will be computed using the daily values of the Current Indicative Values for the immediately preceding Trading Day for each day in the applicable quarter. However for simplification the computations above assume the Current Indicative Value is the average of the Current Indicative Values as of the last Trading Day in the current and immediately prior quarter.
****	Previous Current Principal Amount is also the Financing Level.
#	This is also the Call Settlement Amount.
^	For the final quarter, this is also the payment at maturity.
PS-7

Hypothetical Examples

Example 3

Quarter End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Quarter**	Current Indicative Value	Accrued Tracking Fee for the Applicable Quarter***	Accrued Fees for the Applicable Quarter	Current Principal Amount #^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Valuation Level - Quarterly Initial Closing Level)/Quarterly Initial Closing Level)	(1 +(2 × C))	(Previous Current Principal Amount × Financing Rate × Act/360)	(Previous Current Principal Amount × D)*	(Annual Tracking Rate × (the average of F and the Current Indicative Value for the prior Quarter) × Act/365)	(E + G)	((Previous Current Principal Amount × D) - H)	(I - Redemption Fee)
1	1030.00	0.0300	1.060	$0.4000	$106.00	$0.2413	$0.6413	$105.3587	$105.2191
2	1060.90	0.0300	1.060	$0.4214	$111.68	$0.2550	$0.6764	$111.0039	$110.8568
3	1092.73	0.0300	1.060	$0.4440	$117.66	$0.2686	$0.7126	$116.9521	$116.7971
4	1125.51	0.0300	1.060	$0.4678	$123.97	$0.2830	$0.7508	$123.2180	$123.0547
5	1159.27	0.0300	1.060	$0.4929	$130.61	$0.2982	$0.7910	$129.8189	$129.6469
6	1194.05	0.0300	1.060	$0.5193	$137.61	$0.3141	$0.8334	$136.7750	$136.5938
7	1229.87	0.0300	1.060	$0.5471	$144.98	$0.3310	$0.8781	$144.1031	$143.9121
8	1266.77	0.0300	1.060	$0.5764	$152.75	$0.3487	$0.9251	$151.8251	$151.6239
9	1304.77	0.0300	1.060	$0.6073	$160.93	$0.3674	$0.9747	$159.9591	$159.7472
10	1343.92	0.0300	1.060	$0.6398	$169.56	$0.3871	$1.0269	$168.5314	$168.3081
11	1303.60	-0.0300	0.940	$0.6741	$158.42	$0.3841	$1.0583	$157.3607	$157.1758
12	1264.49	-0.0300	0.940	$0.6294	$147.92	$0.3588	$0.9882	$146.9303	$146.7577
13	1226.56	-0.0300	0.940	$0.5877	$138.12	$0.3350	$0.9227	$137.1929	$137.0317
14	1189.76	-0.0300	0.940	$0.5488	$128.96	$0.3128	$0.8616	$128.0990	$127.9485
15	1154.07	-0.0300	0.940	$0.5124	$120.41	$0.2921	$0.8045	$119.6092	$119.4686
16	1119.44	-0.0300	0.940	$0.4784	$112.43	$0.2727	$0.7512	$111.6798	$111.5486
17	1085.86	-0.0300	0.940	$0.4467	$104.98	$0.2546	$0.7014	$104.2783	$104.1558
18	1053.29	-0.0300	0.940	$0.4171	$98.02	$0.2378	$0.6549	$97.3679	$97.2535
19	1021.69	-0.0300	0.940	$0.3895	$91.53	$0.2220	$0.6115	$90.9141	$90.8073
20	991.04	-0.0300	0.940	$0.3637	$85.46	$0.2073	$0.5709	$84.8884	$84.7887

Cumulative Index Return:	-0.90%
Return on Securities (assumes no early redemption):	-15.11%

*	The Index Closing Level is also: (i) the Quarterly Initial Closing Level for the following quarter; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the payment at maturity.
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations).
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations). The actual Accrued Tracking Fee will be computed using the daily values of the Current Indicative Values for the immediately preceding Trading Day for each day in the applicable quarter. However for simplification the computations above assume the Current Indicative Value is the average of the Current Indicative Values as of the last Trading Day in the current and immediately prior quarter.
****	Previous Current Principal Amount is also the Financing Level.
#	This is also the Call Settlement Amount.
^	For the final quarter, this is also the payment at maturity.
PS-8

Hypothetical Examples

Example 4

Quarter End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Quarter**	Current Indicative Value	Accrued Tracking Fee for the Applicable Quarter***	Accrued Fees for the Applicable Quarter	Current Principal Amount #^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Valuation Level - Quarterly Initial Closing Level)/Quarterly Initial Closing Level)	(1 +(2 × C))	(Previous Current Principal Amount × Financing Rate × Act/360)	(Previous Current Principal Amount × D)*	(Annual Tracking Rate × (the average of F and the Current Indicative Value for the prior Quarter) × Act/365)	(E + G)	((Previous Current Principal Amount × D) - H)	(I - Redemption Fee)
1	970.00	-0.0300	0.940	$0.4000	$94.00	$0.2272	$0.6272	$93.3728	$93.2631
2	940.90	-0.0300	0.940	$0.3735	$87.77	$0.2129	$0.5864	$87.1840	$87.0816
3	912.67	-0.0300	0.940	$0.3487	$81.95	$0.1988	$0.5475	$81.4049	$81.3093
4	885.29	-0.0300	0.940	$0.3256	$76.52	$0.1856	$0.5112	$76.0094	$75.9201
5	858.73	-0.0300	0.940	$0.3040	$71.45	$0.1733	$0.4773	$70.9713	$70.8879
6	832.97	-0.0300	0.940	$0.2839	$66.71	$0.1618	$0.4457	$66.2676	$66.1897
7	807.98	-0.0300	0.940	$0.2651	$62.29	$0.1511	$0.4162	$61.8752	$61.8025
8	783.74	-0.0300	0.940	$0.2475	$58.16	$0.1411	$0.3886	$57.7741	$57.7062
9	760.23	-0.0300	0.940	$0.2311	$54.31	$0.1317	$0.3628	$53.9451	$53.8817
10	737.42	-0.0300	0.940	$0.2158	$50.71	$0.1230	$0.3388	$50.3692	$50.3100
11	759.55	0.0300	1.060	$0.2015	$53.39	$0.1219	$0.3234	$53.0689	$52.9986
12	782.33	0.0300	1.060	$0.2123	$56.25	$0.1284	$0.3407	$55.9115	$55.8374
13	805.80	0.0300	1.060	$0.2236	$59.27	$0.1353	$0.3589	$58.9072	$58.8292
14	829.98	0.0300	1.060	$0.2356	$62.44	$0.1425	$0.3782	$62.0644	$61.9821
15	854.88	0.0300	1.060	$0.2483	$65.79	$0.1502	$0.3984	$65.3899	$65.3032
16	880.52	0.0300	1.060	$0.2616	$69.31	$0.1582	$0.4198	$68.8925	$68.8012
17	906.94	0.0300	1.060	$0.2756	$73.03	$0.1667	$0.4423	$72.5844	$72.4883
18	934.15	0.0300	1.060	$0.2903	$76.94	$0.1756	$0.4660	$76.4738	$76.3725
19	962.17	0.0300	1.060	$0.3059	$81.06	$0.1851	$0.4910	$80.5706	$80.4638
20	991.04	0.0300	1.060	$0.3223	$85.41	$0.1950	$0.5173	$84.8884	$84.7759

Cumulative Index Return:	-0.90%
Return on Securities (assumes no early redemption):	-15.11%

*	The Index Closing Level is also: (i) the Quarterly Initial Closing Level for the following quarter; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the payment at maturity.
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations).
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations). The actual Accrued Tracking Fee will be computed using the daily values of the Current Indicative Values for the immediately preceding Trading Day for each day in the applicable quarter. However for simplification the computations above assume the Current Indicative Value is the average of the Current Indicative Values as of the last Trading Day in the current and immediately prior quarter.
****	Previous Current Principal Amount is also the Financing Level.
#	This is also the Call Settlement Amount.
^	For the final quarter, this is also the payment at maturity.
PS-9

We cannot predict the actual Index Closing Level on any Trading Day or the market value of your Securities, nor can we predict the relationship between the Index Closing Level and the market value of your Securities at any time prior to the Maturity Date. The actual amount that a holder of the Securities will receive at maturity, early redemption, acceleration, or upon exercise by UBS of its call right, as the case may be, and the rate of return on the Securities, will depend on the quarterly compounded leveraged return of the Index and, if positive, whether it will be sufficient to offset the negative effect of the Accrued Fees and the Loss Rebalancing Fees, if applicable, over the relevant period and, if applicable, the Redemption Fee. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your Securities, if any, on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the Index on any Trading Day, the Index Valuation Level, or what the value of your Securities may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the Securities. The performance data shown above is for illustrative purposes only and does not represent the actual or expected future performance of the Securities.

PS-10

The STOXX Europe 50® USD (Gross Return) Index

We have derived all information contained in this prospectus supplement regarding the STOXX Europe 50® USD (Gross Return) Index (the “Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited, a company owned by Deutsche Börse AG (the “Index Sponsor”). UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Index .You should make your own investigation into the Index.

Index Description

Except as otherwise noted, all information regarding the STOXX Europe 50® USD (Gross Return) Index (the “STOXX Europe 50® Index” or the “Index”) set forth in this preliminary pricing supplement reflects the policies of, and is subject to change by, STOXX Limited (“STOXX” or the “Index Sponsor”), a company owned by Deutsche Börse AG. The Index is calculated, maintained and published by STOXX. The Index is reported by Bloomberg under the ticker symbol “SX5PGV <Index>“. It is also published in The Wall Street Journal and disseminated on the STOXX website, www.stoxx.com. The Index is derived from the STOXX Europe 600 Index (the “Parent Index”), which is further subdivided into 19 STOXX Regional Total Market Index (TMI) Supersector Indices (the “Supersector Indices”).

The Index is composed of 50 European blue-chip companies from within the Parent Index (the “Index Constituent Securities”). The Parent Index contains the 600 largest stocks traded on the major exchanges of 18 European countries: Austria, Belgium, Czech Republic, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom. Stocks are organized into the following 19 Supersector Indices according to the ICB industry classification: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure; and utilities.

The information in this section is intended to be a summary of the significant features of the Index and is not a complete description. For a detailed explanation of the methodology underlying the Index and other information about how the Index is maintained, see the “STOXX Index Methodology Guide (Portfolio Based Indices)”, which is available at http://www.stoxx.com. In connection with any offering of the Securities, neither we nor any of our agents or dealers have participated in the preparation of the information describing the Index or the Index Constituent Securities nor have we or they made any due diligence inquiry with respect to the Index Sponsor. Neither we nor any of our agents or dealers makes any representation or warranty as to the accuracy or completeness of such information or any other publicly available information regarding the Index or the Index Sponsor.

You, as an investor in the Securities, should make your own investigation into the Index, the Index Constituent Securities and the Index Sponsor. The Index Sponsor is not involved in any offer of Securities in any way and has no obligation to consider your interests as a holder of the Securities. The Index Sponsor has no obligation to continue to publish the Index and may discontinue or suspend publication of the Index at any time in its sole discretion.

Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively.

PS-11

The STOXX Europe 50® USD (Gross Return) Index

Information contained on the websites mentioned in this section is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or the accompanying product supplement and prospectus.

Composition of the Index

The Index is compiled and calculated as follows. It is calculated using the “Laspeyres formula”, which measures price changes against a fixed base quantity weight. The Index is weighted by free-float market capitalization. Each Index Constituent’s weight is capped at 10% of the Index’s total free-float market capitalization. The weighting cap factors are published on Wednesday two trading days prior to quarterly review implementation using Tuesday’s closing prices. Free-float weights are reviewed quarterly and the Index Constituent Securities are reviewed annually in September. The review cut-off date is the last trading day of August.

Step 1: Within each of the 19 Supersector Indices, the component stocks are ranked by free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding Supersector Index. If the next-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. Any remaining stocks that are current Index Constituent Securities are added to the selection list.

Step 2: The stocks on the selection list are ranked by free-float market capitalization. In exceptional cases, the STOXX management board can add stocks to and remove them from the selection list.

Step 3: The largest 40 stocks on the selection list are chosen as Index Constituent Securities. Any remaining current Index Constituent Securities ranked by size between 41 and 60 on the selection list are added as Index Constituent Securities. If the number of stocks selected is still below 50, then the largest remaining stocks on the selection list are added until the Index contains 50 Index Constituent Securities.

The Index has an index divisor, which is adjusted to maintain the continuity of the Index’s value across changes due to corporate actions such as:

†	the issuance of dividends;
†	the occurrence of stock splits;
†	the stock repurchase by the issuer; and
†	other reasons.

The Index is a gross return index, which means that that the level of the Index reflects both price performance and dividends. The amount of any dividends is fully reinvested in the Index as a “gross” amount, without any deduction for withholding taxes.

Historical Performance

The historical information presented below is based on the actual performance of the Index. Any historical upward or downward trend in value of the Index during the period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical Index returns do not give an indication of the future performance of the Index. UBS cannot make any assurance that the future performance of the Index will result in holders of the Securities receiving a positive return on their investment.

PS-12

The STOXX Europe 50® USD (Gross Return) Index

The table below sets forth the quarterly high and low closing levels for the STOXX Europe 50® USD (Gross Return) Index, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the STOXX Europe 50® USD (Gross Return) Index on February 5, 2016 was 1,223.09.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	1,160.30	1,032.36	1,125.73
4/2/2012	6/29/2012	1,142.76	962.65	1,062.09
7/2/2012	9/28/2012	1,196.98	1,011.30	1,146.95
10/1/2012	12/31/2012	1,225.46	1,103.99	1,208.77
1/2/2013	3/28/2013	1,288.66	1,215.36	1,246.12
4/1/2013	6/28/2013	1,336.21	1,205.99	1,239.36
7/1/2013	9/30/2013	1,399.86	1,231.15	1,384.33
10/1/2013	12/31/2013	1,488.71	1,352.87	1,488.71
1/2/2014	3/31/2014	1,525.36	1,401.99	1,502.80
4/1/2014	6/30/2014	1,592.78	1,494.65	1,568.39
7/1/2014	9/30/2014	1,593.96	1,479.53	1,481.35
10/1/2014	12/31/2014	1,476.54	1,352.96	1,396.20
1/2/2015	3/31/2015	1,475.54	1,324.12	1,431.86
4/1/2015	6/30/2015	1,539.16	1,440.23	1,443.28
7/1/2015	9/30/2015	1,511.03	1,293.23	1,318.32
10/1/2015	12/31/2015	1,419.01	1,300.63	1,342.39
1/4/2016*	2/5/2016*	1,304.30	1,189.82	1,223.09

*	As of the date of this preliminary pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 4, 2016 through February 5, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the performance of the STOXX Europe 50® USD (Gross Return) Index from January 3, 2006 through February 5, 2016, based on information from Bloomberg. Past performance of the Index is not indicative of the future performance of the Index.

1,800
1,600
1,400
1,200
1,000
800
600
400
200
0
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016

PS-13

The STOXX Europe 50® USD (Gross Return) Index

License Agreement

STOXX Limited, Deutsche Börse Group and their licensors, research partners or data providers have no relationship to UBS, other than the licensing of the STOXX Europe 50® USD (Gross Return) Index and the related trademarks for use in connection with the Securities.

STOXX, Deutsche Börse Group and their licensors, research partners or data providers do not:

†	Sponsor, endorse, sell or promote the Securities.
†	Recommend that any person invest in the Securities or any other securities.
†	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Securities.
†	Have any responsibility or liability for the administration, management or marketing of the Securities.
†	Consider the needs of the Securities or the owners of the Securities in determining, composing or calculating the STOXX Europe 50® USD (Gross Return) Index or have any obligation to do so.

STOXX, Deutsche Börse Group and their licensors, research partners or data providers give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the Securities or their performance.

STOXX does not assume any contractual relationship with the purchasers of the Securities or any other third parties.

Specifically,

†	STOXX, Deutsche Börse Group and their licensors, research partners or data providers do not give any warranty, express or implied, and exclude any liability about:
▪	The results to be obtained by the Securities, the owner of the Securities or any other person in connection with the use of the STOXX Europe 50® USD (Gross Return) Index and the data included in the STOXX Europe 50® USD (Gross Return) Index;
▪	The accuracy, timeliness, and completeness of the STOXX Europe 50® USD (Gross Return) Index and its data;
▪	The merchantability and the fitness for a particular purpose or use of the STOXX Europe 50® USD (Gross Return) Index and its data and;
▪	The performance of the Securities generally.
†	STOXX, Deutsche Börse Group and their licensors, research partners or data providers give no warranty and exclude any liability, for any errors, omissions or interruptions in the STOXX Europe 50® USD (Gross Return) Index or its data;
†	Under no circumstances will STOXX, Deutsche Börse Group or their licensors, research partners or data providers be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the STOXX Europe 50® USD (Gross Return) Index or its data or generally in relation to the Securities, even in circumstances where STOXX, Deutsche Börse Group or their licensors, research partners or data providers are aware that such loss or damage may occur.
PS-14

†	any lost profits or indirect, punitive, special or consequential damages or losses, even if the Index Sponsor knows that they might occur.

The licensing Agreement between UBS and STOXX is solely for their benefit and not for the benefit of the owners of the Securities or any other third parties.

PS-15

Additional Terms of the Securities

The general terms of the Securities in the accompanying product supplement are modified by the specific definitions and terms below, in addition to the specific terms of the Securities described elsewhere in this preliminary pricing supplement.

“Intraday Indicative Value” means the approximate intrinsic economic value of the Securities calculated by NYSE Arca, Inc. and published on Bloomberg (based in part on information provided by the Index Sponsor) or a successor via the facilities on the Consolidated Tape Association under the symbol “FIEEIV”.

“Trading Day” means any day on which (i) trading is generally conducted on NYSE Arca and (ii) the level of the Index is published by the Index Sponsor, in each case as determined by the Calculation Agent.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading for such Index Constituent Security or such constituent underlying a successor index.

Please see “Product Supplement Summary” and “General Terms of the Securities” in the accompanying product supplement for an explanation of the method for determining any payment at maturity, early redemption, acceleration or upon exercise by UBS of its call right.

Please see the accompanying product supplement for a description of the method for determining the payment at maturity, the Redemption Amount, the Call Settlement Amount and the Acceleration Amount, which also described how the Accrued Fees and the Redemption Fee are calculated, which begins on pages S-35, S-37, S-40 and S-41, respectively, of the accompanying product supplement.

PS-16

Material U.S. Federal Income Tax Consequences

The following is a general description of the material United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this preliminary pricing supplement and is subject to any change in law that may take effect after such date.

The United States federal income tax consequences of your investment in the Securities are uncertain. The discussion below supplements the discussion under “U.S. Tax Considerations” in the accompanying prospectus and the discussion under “Material U.S. Federal Income Tax Consequences” of the accompanying product supplement and is subject to the assumptions, limitations and exceptions set forth therein. Except as otherwise noted under “Non-United States Holders” below, this discussion only applies to you if you are a United States holder, as that term is defined under “Material U.S. Federal Income Tax Consequences” of the accompanying product supplement.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, the Securities should be treated as a pre-paid derivative contract with respect to the Index and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. Under that treatment, you should generally recognize gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount realized and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year (otherwise short-term capital gain or loss if you have held your Securities for one year or less). In general, your tax basis in your Securities will be equal to the price you paid for them. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

We will not attempt to ascertain whether any Index Constituent Securities would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the sale, exchange or maturity of a Security. You should refer to information filed with the relevant governmental authorities by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.

Alternative Treatments. For a discussion of the possible alternative treatments of your Securities, please see the discussion under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” of the accompanying product supplement.

Non-United States Holders. If you are a non-United States holder, as that term is defined under “Material U.S. Federal Income Tax Consequences — Non-United States Holders” of the accompanying product supplement, please see the discussion in that section regarding the tax treatment of a non-United States holder of the Securities, including the possibility that a non-United States holder of the Securities may be subject to tax at a rate of 30% (or lower treaty rate) with respect to any dividends paid on the Index Constituent Securities during the time it holds its Securities.

PS-17

Supplemental Plan of Distribution

On the Initial Trade Date, we expect to sell approximately $[•] aggregate Principal Amount of Securities to UBS Securities LLC at 100.00% of their stated Principal Amount. After the Initial Trade Date, from time to time we may sell a portion of the securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100.00% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Accrued Tracking Fee (as described in the accompanying product supplement). Additional Securities may be offered and sold from time to time through UBS Securities LLC, as agent, to investors and to dealers acting as principals for resale to investors. We may suspend or cease sales of the Securities at any time, at our discretion. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this preliminary pricing supplement, the accompanying product supplement and the accompanying prospectus) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from us or from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

As described in more detail under “Use of Proceeds and Hedging” in the accompanying product supplement, we or one of our affiliates may enter into swap agreements or related hedge transactions with unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

UBS reserves the right to pay a portion of the Accrued Tracking Fee to UBS Securities LLC and certain broker-dealers in consideration for services relating to the Securities including, but not limited to, promotion and distribution.

PS-18

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds from the offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

PS-19

ANNEX A

NOTICE OF EARLY REDEMPTION

To: OL-EarlyRedemptions@ubs.com

Subject: ETN Notice of Early Redemption, CUSIP No.: 90274D234

[BODY OF EMAIL]

Name of broker: [ ]

Name of beneficial holder: [ ]

Number of Securities to be redeemed: [ ]

Applicable Redemption Valuation Date:[ ], 20[ ]* ^

Broker Contact Name: [ ]

Broker Telephone #: [ ]

Broker DTC # (and any relevant sub-account): [ ]

The undersigned acknowledges that in addition to any other requirements specified in the product supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of redemption is delivered to UBS Securities LLC by 12:00 noon (New York City time) on the Trading Day prior to the applicable Redemption Valuation Date; (ii) the broker’s confirmation of redemption, as completed and signed is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Redemption Valuation Date or the applicable last Trading Day in the Large Redemption Measurement Period, facing UBS Securities LLC DTC 642 and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your Securities” in the product supplement relating to the Securities and the undersigned understands that it will be exposed to market risk on the Redemption Valuation Date for a Regular Redemption and during the Large Redemption Measurement Period for a Large Redemption.

/s/ [Undersigned]

*	Subject to adjustment as described in the product supplement relating to the Securities.
^	UBS Securities LLC will inform you whether the early redemption qualifies as a Regular Redemption or a Large Redemption.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER] Dated:

UBS Securities LLC

UBS Securities LLC, as Calculation Agent

Email: OL-EarlyRedemptions@ubs.com

To Whom It May Concern:

The holder of UBS AG $[ ] Medium-Term Notes, Series B, ETNs due February 12, 2026, CUSIP No. 90274D234, redeemable for a cash amount based on the performance of the STOXX Europe 50® USD (Gross Return) Index (the “Securities”) hereby irrevocably elects to receive, on the Redemption Date of [holder to specify],* with respect to the number of Securities indicated below, as of the date hereof, the Redemption Amount as described in the product supplement relating to the Securities, as supplemented by the pricing supplement relating to the Securities (as so supplemented, the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies that it understands that given the aggregate number of valid early redemption notices UBS received on [ ], the early redemption qualifies as a [for Regular Redemption: Regular Redemption] [for Large Redemption: Large Redemption].

The undersigned certifies to you that it will (i) book a DVP trade on the applicable [for Regular Redemption: Redemption Valuation Date] [for Large Redemption: on the last Trading Day in the applicable Large Redemption Measurement Period] with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this broker’s confirmation of redemption is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable [for Regular Redemption: Redemption Valuation Date] [for Large Redemption: on the last Trading Day in the applicable Large Redemption Measurement Period], facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours, [NAME OF DTC PARTICIPANT HOLDER]

Name: Title: Telephone: E-mail:

Number of Securities surrendered for redemption: ___________________
DTC # (and any relevant sub-account): ___________________
Contact Name: ___________________
Telephone: ___________________
E-mail: ___________________

(At least 12,500 Securities must be redeemed at one time to receive the Redemption Amount on any Redemption Date.)

*	Subject to adjustment as described in the product supplement relating to the Securities.
B-1

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Risk Factors	PS-1
Hypothetical Examples	PS-5
The STOXX Europe 50® USD (Gross Return) Index	PS-11
Additional Terms of the Securities	PS-16
Material U.S. Federal Income Tax Consequences	PS-17
Supplemental Plan of Distribution	PS-18
Conflicts of Interest	PS-19
Notice of Early Redemption	A-1
Broker’s Confirmation of Redemption	B-1

Product Supplement

Product Supplement Summary	S-1
Hypothetical Examples	S-14
Risk Factors	S-20
Valuation of the Index and the Securities	S-32
General Terms of the Securities	S-34
Use of Proceeds and Hedging	S-49
Material U.S. Federal Income Tax Consequences	S-50
Benefit Plan Investor Considerations	S-56
Supplemental Plan of Distribution	S-58
Conflicts of Interest	S-58
Form of Notice of Early Redemption	A-1
Form of Broker’s Confirmation of Redemption	B-1

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	12
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	34
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Conflicts of Interest	76
Validity of the Securities	77
Experts	77

$[•]
UBS AG FI Enhanced
Europe 50 ETN due February 12, 2026

Preliminary Pricing Supplement dated February 8, 2016
(To Product Supplement dated February 8, 2016 and Prospectus dated June 12, 2015)

UBS Investment Bank